Fourth Quarter and Year End 2008 Earnings Release Conference Call

February 12, 2009

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer

Good morning ladies and gentlemen, and thank you for your interest in Terex Corporation today.

On the call with me this morning are Phil Widman, our Senior Vice President and Chief Financial Officer, Tom Riordan, the Company’s President and Chief Operating Officer and Laura Kiernan, our Director of Investor Relations. Also participating on the call and available for your questions are Rick Nichols for the Cranes segment, Tim Ford for the Aerial Work Platforms segment, Eric Nielsen for the Materials Processing & Mining segment, Bob Isaman for the Construction segment and Steve Filipov for Developing Markets.

To accommodate our audiences in earlier time zones or anyone unable to listen, a replay will be available shortly after the live call and can be accessed until Thursday, February 19, 2009 at 5:00 p.m. Eastern Standard Time. To access the telephone replay, please dial (800) 642-1687 or (706) 645-9291(international) and enter conference id # 81993582. To access the web replay of the call, go to the Investor Relations section of the Company’s website at www.terex.com.

I would like to begin with some opening commentary, followed by Phil Widman, who will provide a more detailed financial report. Tom Riordan will then discuss operations by segment. Then we will open up the call for questions. During the Q & A portion, please ask only one question and one follow-up question.

2008 was a watershed year for Terex in many respects. During the year, we faced many challenges and enjoyed some significant successes. In a sense, we were able to realize some of the potential in our business, with an incredible first half. However, like many industrial businesses, we experienced a rapid slide during the second half of the year that accelerated as the year ended. It is now clear that the “12 X 12 in 10” goals ($12 billion in revenue, with 12% margins by 2010) will not be achieved without an unlikely miracle turnaround. We confirmed, as we reflect back on the year, that our stronger businesses of Aerial Work Platforms, Cranes and Material Processing & Mining could and would produce excellent returns.  We also realized that our weaker businesses of Construction and Roadbuilding were not yet strong enough and need much more work, both strategically and operationally.

The current environment is one of a global slowdown, where the product and geographic diversity we have built into Terex has little ability to mitigate the market pressure we are experiencing at the moment. Consequently, we are just going to continue to manage Terex for cash generation over the next months, as we indicated we would in the conference call held after the end of the third quarter of 2008. We will monitor markets and trends to capitalize on opportunities as they present themselves or as we can make them happen. We are not providing income guidance at this point in time, as our confidence is low in some key areas that drive guidance. We have a wide variety of revenue expectations, but generally more orders are being cancelled than we anticipated and future orders are a battle. In the pricing area, we are attempting to be disciplined, but we also realize that losing share is not something we can tolerate in our stronger businesses and, in the weaker ones, we will do what it takes to convert inventory to cash. From a materials cost perspective, I know you realize the roller coaster we have been on relative to input costs. Just last year, we were experiencing near 70% to 80% increases in steel costs. And while the trends here would be positive at this moment, there is inventory in the system that needs to be worked through at our shops and with our suppliers. Lastly, we have reduced employment by over 20% compared with June of last year and we still have a way to go in our view. A couple of months back, we froze salaries for the top 500 leaders and announced that forward long term compensation programs would be reduced from 10% to 50%. We are now planning a salary freeze for virtually the entire salaried workforce above a certain pay level, depending upon country and local agreements. Further changes may also be implemented.

So, in an environment like this, what are the strengths that we can build upon? And further, why should you as an investor have confidence in Terex Corporation and our prospects. I would like to address those questions.

We have the financial strength to survive and the structure to overcome adversity. We have seen adversity before. We have inventory that we will monetize. This cash will be crucial to weathering the storm. Our Terex Financial Services group utilizes capital from financial partners to fund equipment purchases, so we do not have to fund retail business on our balance sheet. We continue to be able to find financing for customers that have good projects. We are a company built around the high yield markets and we understand leverage. Lastly, we will consider any and all strategic options in order to exit this period and begin a recovery with a more competitive franchise.

This attitude, we feel, is unusual among companies in our industry, and we think it is a differentiator for Terex. Also, we believe that infrastructure spending is going to return as a major investment area, not just for the U.S., but globally. We think our products are well positioned for this future opportunity. We feel we can build a better business in these challenging times, as we have done before. We realize that our business will be at its worst period when the financial markets begin to improve. It is during these inflection points when value can be created. We expect to be reaching for opportunities, although, as always, we cannot predict success. We would not exist today without these periods in the past. While we do not embrace this uncertain period, we seek to take advantage of it. The lack of stability and predictability of the current environment is more problematic today than I have seen it in the past, so this needs to improve before any actions can be taken. Nevertheless, we think there will be a time in 2009 when progress will be made. We do expect to be a profitable company in 2009, with the first half weaker than the back half.

I thank you for your support in the past and I ask for it in the future. Now, I would like to turn it over to Phil Widman, who will cover 2008 and the business climate in some detail by operating segment.

Phil Widman - Terex Corporation – Senior Vice President and Chief Financial Officer

Thank you, Ron, and good morning. Before I begin, let me remind you that we will discuss expectations of future events and the performance of the Company on today’s call, and that such expectations are subject to uncertainties related to macroeconomic factors, interest rates, governmental actions and other factors. A fuller description of the factors that affect future expectations is included in the press release and our other public filings. I encourage you to read them.

We generated $219 million of cash from operating activities in the fourth quarter, as we battled with the deteriorating economic conditions. This was achieved with heightened management focus on reducing our incoming material, workforce and production levels, while managing our customer receivables to secure our positions and minimize our risk. We appreciate the assistance of our strategic suppliers, who worked proactively with us in rescheduling to the expected demand. We continue to effectively finance our equipment sales through the use of financial partners while minimizing our exposure, unlike some of our competitors. We ended the year with $3 million of financial services assets on our balance sheet.

It is all about managing for cash. From a liquidity standpoint, we ended the year with $484 million of cash and cash equivalents and availability on our revolver of $583 million, and we are in compliance with all of our covenants.

On a prospective basis, we are in discussion with our banks to provide relief to our fixed charge ratio given the expected earnings decline in relation to the carryover of fixed charges, which include interest, cash taxes, share repurchases and capital expenditures from the last twelve months. Given that we suspended the share repurchases in August of 2008, this will become less of a factor after the second quarter of this year. Our net leverage ratio is well within required levels given our continued positive liquidity position. We expect to be successful in resolving this in the first quarter of this year.

Return on Invested Capital of 19.2%, excluding the impact of the goodwill impairment, was less than our target of 23% for the year, as we were unable to reduce our inventory quickly enough in line with the dramatic drop in sales volume, and this was additionally impacted by declining profitability from the steep economic downturn experienced in the second half of the year.

The business climate changes quickly in our industry. We were up 22% in net sales and up 29% in operating profit in the first half of 2008 compared to the 2007 period. This year’s second half net sales declined by 5% and operating profit declined by 50% for the Company as a whole, as Cranes and Mining were able to somewhat buffer the accelerating sales declines in the other businesses, while we incurred costs to size our resources to the expected demand. Material input costs also increased significantly in the second half of this year. We responded quickly to these changes to focus on reducing costs, the flow of inbound inventory and on increasing cash generation.

Let me switch to a non cash item. As indicated in our third quarter Form 10-Q, we disclosed the potential risk of goodwill impairment related to our Construction and Roadbuilding businesses. Given the continued decline in customer demand and continuation of slow market conditions, our annual impairment test in the fourth quarter of this year indicated the need to fully impair the goodwill in the Construction, Roadbuilding and Utilities businesses. The pre-tax charge was approximately $460 million, or $4.84 per share, in the fourth quarter. The share count and effective tax rate weighting implies a full year impact of $4.60 per share. After finalizing our review, we determined that no identifiable asset impairments other than goodwill were required.

Excluding the impact of the goodwill impairment, our income from operations for the fourth quarter declined by approximately $172 million. The high level variance analysis indicates: material cost inputs increased $68 million (most significantly in AWP, Cranes and Materials Processing & Mining); the combined volume reduction and price impact on margin was $96 million; we incurred $22 million mainly for the impact of adjusting our production levels; and other items net to a positive $14 million impact over the prior year.

For the Construction segment, income from operations, excluding the goodwill impairment, decreased approximately $79 million over the prior-year quarter, to a loss of $67 million in the current period. The main components of this decrease include volume and price impact on margin of approximately $39 million, material cost inputs increased $9 million, inventory and contract charges of approximately $7 million, negative transactional foreign currency impact of $10 million and production absorption, restructuring and other costs of approximately $14 million.

Last week, we announced that we expected that our earnings per share for 2008 would be 5% below the low end of the previous guidance of $5.69 to $5.79, excluding the goodwill impairment and costs associated with the production level reductions, or approximately $5.41 per share. The comparable actual results were $5.50 per share, due mainly to the finalization of our tax calculations.

As we looked to our outlook for 2009, we were tempered by the order rate in the fourth quarter and also with the reality that our Cranes and Mining businesses were not immune to the effects of the economic crisis. Order rates continued to soften in the AWP, Construction and Materials Processing businesses, and the Cranes business, in particular in the tower and rough terrain crane product lines, experienced significant reductions. A substantial percentage of the unpriced crane backlog for 2009 failed to materialize into confirmed orders.

With that backdrop, we expect our 2009 net sales to be 30% to 35% below 2008 levels. The translational effect of foreign currency exchange rate changes accounts for approximately 13% of the decline. So this implies volume is down roughly 20% year-over-year. We expect 2009 net sales in AWP (including Utility products) to decline by 35 to 45%, with the remaining segments of Construction (including Roadbuilding), Cranes and Materials Processing & Mining each to decline 25 to 35%.

We would expect that cash flow in 2009 will be driven largely by working capital improvement, particularly inventory levels, as overall volume declines and we drive our production more in line with demand. A target of 23% of fourth quarter annualized net sales in working capital at the end of 2009, implies a cash flow generation of greater than $500 million, excluding the currency impact, from this item alone.

With that, I will turn it over to Tom to discuss end markets and operating environment.

Tom Riordan – Terex Corporation - President and Chief Operating Officer

Thank you, Phil, and good morning everyone. I will cover the current views of end markets and business conditions by segment and discuss how we are changing Terex to adapt to the current business climate.

It all starts with one simple approach: we are managing our business for cash. Most of our businesses are experiencing continued reductions in incoming orders, with orders in the backlog being cancelled or deferred. We are intensely focused in each of our businesses in managing our sales, inventory and operations planning process to quickly adjust our build and material ordering in line with this rapidly changing market. We are aggressively working with our key suppliers to not only reduce material requirements by cancelling or delaying orders, but also reducing the cost of parts and materials. Most of our steel and other commodity pricing is reduced from recent peak levels, but we are still experiencing higher material costs than last year. We will not see a significant improvement in cost until later this year based on material already in the pipeline. The rapid downturn in schedules to our suppliers, along with material pricing negotiations, has been a clear challenge in working with our supply base. That being said, we are pleased with the cooperation we are seeing from the majority of our supplier partners.

The marketplace for each of our businesses is somewhat different, but there is a common approach we are taking throughout Terex. Where we have finished goods inventory, we are working aggressively to sell it to end customers, making sure we are shutting or slowing down our factories faster than sales rate declines so inventory continues to drop. We are focused on improving our retail financing (not wholesale financing), by working with our Terex Financial Services team and outside financing partners so that customers who have good business prospects during this credit crunch have funding. We are closely monitoring inventory and receivables in our various dealer or rental channels, and working to reduce total channel inventory in line with the business levels we are experiencing.

Many of our competitors have much more extensive inventory builds than we do and are also reducing pricing along with extending terms. As a general rule, we are not extending terms, and certainly not where we could jeopardize the quality of our receivables or our customers’ credit position. That being said, we are aggressively working to maintain market share. These competing priorities require clear communication and close scrutiny of any potential deal. The basic message here is that we will capitalize on what business there is, manage our company for cash and we will not transfer an inventory problem from us to our customers.

Our Aerial Work Platforms business was down significantly in the quarter—nearly by half compared to Q4 2007. With the flexible team and lean business processes we have, we managed to significantly reduce build schedules and costs quickly, resulting in a slight loss for the quarter. If we exclude restructuring actions, we were slightly profitable. AWP continues to generate cash, and inventory finished 2008 at the lowest level since 2006. Receivables are down dramatically from a year ago, with DSOs about equivalent. We are very focused on defending our market share, and we are not extending terms to do it.

In general, we saw AWP rental rates and utilization in Q4 down 5% or less for most customers. Since then, we are seeing continued declines in rates and utilization, with fleet sizes continuing to be reduced. In many markets, our customers have limited visibility to future project work. Our European customers are generally more pessimistic regarding near term prospects than our U.S. customers.

Our Construction business was down in Q4 significantly; this was driven by markets in Europe, the Middle East, Russia and elsewhere being challenged with credit availability, energy price drops, along with commercial, industrial, and infrastructure project delays. Revenues were down 37%, along with a significant operating loss from volume, material costs and restructuring actions. Most of our restructuring and staff reductions in the U.S. and U.K. have been announced and are taking effect, and we continue to work through the co-determination process with our works councils in Germany. As we are not vertically integrated, we already see that inventory is being reduced from Q3 levels. This team is very focused on our sales, inventory and operations planning process (as I described above), product and overhead cost reductions and managing for cash by appropriate pricing levels, along with retail-focused financing in conjunction with Terex Financial Services. DSOs improved by six days in the fourth quarter as a result of active management, including weekly cash calls, along with being intensely engaged with channel inventories. Trends on residual pricing for Terex products appear to be in line with the market.

One bright spot in this past quarter was the performance of our Cranes business. Excluding foreign exchange, revenue was up approximately 16%, with margins approaching 14%. However, the warning signs we discussed on last quarter’s call have turned into order cancellations and deferments for our smaller capacity cranes. Our tower crane business, while a small part of our product portfolio, was the first to drop off. We have since seen drops in orders along with increased cancellations for truck cranes and, recently, with rough terrain cranes. Orders and backlog for the larger all terrain and crawler cranes have been consistent to date, but we are watching carefully. We currently expect these larger capacity cranes produced in Germany to be steady for the first half of the year. We have launched new programs from Terex Financial Services with our Cranes business with good success, offering retail-based financing for end customers who are unable to finding credit despite work being available. Market utilization rates and rental pricing are down, with residuals generally holding steady.

Our Materials Processing & Mining segment has been challenged recently, mainly with the Materials Processing market. Overall, net sales for the Mining business in Q4 was up slightly, and Materials Processing was down significantly. Based on aggressive actions to reduce build rates in line with reduced orders, Materials Processing dealer inventory is at reasonable levels. Net working capital for Materials Processing was reduced in the quarter. We are taking structural actions to reduce the overhead and capacity in this business to match what we expect the market to be and, again, we are focused on defending our market share.

Our Mining business has seen some cancellations and requested delays of product delivery, particularly in our drill products, which is our smallest product line. Incoming order rates have slowed. Similar to the Cranes business, we expect the shovel and truck business to be reasonably stable in the first half of this year. While there have been numerous “headlines” in the media on capital spending reductions, our current Mining backlog has been reduced by about 10% from prior year levels.

The Roadbuilding and Utilities segment had a solid quarter for this environment, with revenue about flat and profit neutral. As we said in Q3, our U.S. business remains challenged, while our South American business is doing very well. We are not anticipating a noticeable recovery in this segment from the stimulus package recently passed in Congress. As previously announced, these two businesses will be consolidated with other segments in 2009, with the Utilities business joining the AWP segment, and the Roadbuilding business joining our Construction segment.

Our business in emerging markets has also slowed in most areas, although Latin America is reasonably solid. Russia and India have experienced dramatic slowdowns, and even China has moderated. While there are some key projects still in the early stages of ramp-up, such as the Panama Canal expansion project, private development and some public projects have stalled in many geographies.

On an overall Terex basis, we continue to review all of our business operations for cost reduction and cash generation opportunities. All capital expenditures are being closely controlled and cash flow and customer receivable positions are being closely monitored in each business. As I stated earlier, we are running the business for cash. I believe we have an appropriate balance for short term focus on results without jeopardizing the future. Despite the rapid downturn in many of our businesses, we reduced working capital meaningfully in Q4 – by over $200 million. This took place even as total Terex revenue dropped by over 18%, meaning we took production down more than this. This clearly will continue into 2009, until we have orders, inventory and production back to equilibrium. Unfortunately this lower base of business requires less people. This downturn has already resulted in over 5000 Terex jobs lost or scheduled to be reduced just since June 2008. That number will likely increase in the months ahead. I am very thankful that we have a very skilled and dedicated global team at Terex that is working hard to satisfy our customers and improve our business.

At this point, I will turn it back to Ron.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer

Thank you, Tom. I think you can see from Tom and Phil’s commentary that a lot of activity is underway and we are managing, in the near term, solely for cash. The bottom line is not nearly as important as positioning the Company properly, and that comes from years of experience in managing in this industry. The key to managing, at this point in time, is to ensure that equilibrium is achieved between our manufacturing and selling processes. As we achieve greater clarity on our existing position, we certainly will share it with you, and look forward to providing more detailed guidance in future conference calls. Now I would like to open the call up to your questions.